Exhibit 99.1

EMPIRE STATE REALTY TRUST ANNOUNCES R. PAIGE HOOD TO

JOIN BOARD OF DIRECTORS;

WILLIAM H. BERKMAN TO STEP DOWN

New York, New York, July 13, 2020 — Empire State Realty Trust, Inc. (NYSE:ESRT) (the “Company”) today announced that R. Paige Hood will join its Board of Directors, effective August 1, 2020, and that William H. Berkman will leave the Board of Directors, effective July 31, 2020.

Mr. Hood has over 32 years of experience in the real estate finance industry spanning national and international portfolios and a wide variety of property types and sectors. He spent the last 31 years of his career with PGIM Real Estate Finance, an asset management subsidiary of Prudential Financial, Inc., where he most recently served as Chief Investment Officer. Prior to this position, as General Account Portfolio Manager he grew PGIM Real Estate Finance’s portfolio from a $16 billion domestic portfolio to over a $50 billion international portfolio. Mr. Hood earned a Top 100 Scholarship to, and his Bachelor of Science in Finance and his M.B.A from, Louisiana State University, Baton Rouge.

“Mr. Hood is an industry leader, a highly accomplished real estate finance executive with extensive experience through cycles in areas which are critical to the growth and development of our business,” said Anthony E. Malkin, Empire State Realty Trust’s Chairman and Chief Executive Officer. “We are fortunate that Paige will bring his valuable insight to Empire State Realty Trust as a member of the Board of Directors.”

Mr. Hood added, “I am delighted to join Empire State Realty Trust’s Board of Directors and such an accomplished leadership team.”

Mr. Hood will replace the director, Willian H. Berkman. Mr. Berkman has served on the Board of Directors of the company since the completion of its initial public offering in 2013 and has recently taken on the role of Co-Chairman and CEO of Digital Landscape (LSE: DLGI).

“Bill’s contributions to the creation, and as a board member, of ESRT have been invaluable,” said Mr. Malkin. “We are fortunate to have him remain as a close friend of ESRT, even if we no longer will have him as a director, we thank him for his many contributions over the years, and we wish him outstanding success with Digital Landscape.”

Mr. Berkman added, “I wish the Company all the best and remain available to the Board to talk and share ideas.”

About Empire State Realty Trust

Empire State Realty Trust, Inc. (NYSE: ESRT), a leading real estate investment trust (REIT), owns, manages, operates, acquires and repositions office and retail properties in Manhattan and the greater New York metropolitan area, including the Empire State Building, the world’s most famous building. Headquartered in New York, New York, the Company’s office and retail portfolio covers 10.1 million rentable square feet, as of March 31, 2020, consisting of 9.4 million rentable square feet in 14 office properties, including nine in Manhattan, three in Fairfield County, Connecticut and two in Westchester County, New York; and approximately 700,000 rentable square feet in the retail portfolio.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Federal securities laws. You can identify these statements by our use of the words “assumes,” “believes,” “estimates,” “expects,” “intends,” “plans,” “projects” and similar expressions that do not relate to historical matters. You should exercise caution in interpreting and relying on forward-looking statements, because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond ESRT’s control and could materially affect actual results, performance or achievements. Such factors and risks include, without limitation, (i) economic, political and social impact of, and uncertainty relating to, the COVID-19 pandemic, including (a) the effectiveness or lack of effectiveness of governmental relief, (b) the duration of any shut-down orders or other formal recommendations for social distancing and the speed and extent to which revenues of the Company’s tenants, particularly retail and the Observatory, recover following the lifting of any such orders or recommendations, (c) the potential impact of any such events on the obligations of the Company’s tenants to make rent and other payments and honor commitments, and (d) disruption of international and national travel and tourism with a resulting decline in Observatory visitors; (ii) a failure of conditions or performance regarding any event or transaction described above; (iii) regulatory changes, and (iv) other risks and uncertainties described from time to time in the Company’s filings with the SEC, including those set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020 under the headings “Risk Factors”. Except as may be required by law, ESRT does not undertake a duty to update any forward-looking statement, whether as a result of new information, future events or otherwise

Contact:

Investors

Empire State Realty Trust Investor Relations

(212) 850-2678

IR@empirestaterealtytrust.com

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